Free Writing Prospectus to Preliminary Terms No. 10,006

Registration Statement Nos. 333-250103; 333-250103-01

Dated August 31, 2023; Filed pursuant to Rule 433

Morgan Stanley

5-Year Worst-of SPX, RTY and INDU Dual Directional Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	S&P 500® Index (SPX), Russell 2000® Index (RTY) and Dow Jones Industrial AverageSM (INDU)
Leverage factor:	122% to 137%
Trigger level:	60% of the initial index value for each underlying
Pricing date:	September 26, 2023
Valuation date:	September 26, 2028
Maturity date:	September 29, 2028
CUSIP:	61775HZA8
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988223022237/ms10006_fwp-11935.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity[1]

The payment at maturity will be based solely on the performance of the worst performing underlying, which could be any underlying. The graph and table below illustrate the payment at maturity depending on the performance of the worst performing underlying.

The Trigger PLUS
The Worst Performing Underlying Index
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Trigger PLUS
PLUS Zone
Trigger Zone
(50% Return)
$1,000 Stated
Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Value of the Worst Performing Underlying Index

Change in Worst Performing Underlying	Return on Trigger PLUS
+40%	48.80%*
+30%	36.60%*
+20%	24.40%*
+10%	12.20%*
0%	0.00%
-10%	5.00%
-20%	10.00%
-30%	15.00%
-40%	20.00%
-41%	-41.00%
-50%	-50.00%
-60%	-60.00%
-70%	-70.00%
*Assumes a leverage factor of 122%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Trigger PLUS

●The Trigger PLUS do not pay interest or guarantee the return of any principal.

●The market price will be influenced by many unpredictable factors.

●The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the Trigger PLUS is $897.10 per Trigger PLUS, or within $47.10 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the Trigger PLUS is not linked to the values of the underlying indices at any time other than the valuation date.

●Investing in the Trigger PLUS is not equivalent to investing in the underlying indices.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

●The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Underlying Indices

●You are exposed to the price risk of each underlying index.

●Because the Trigger PLUS are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Trigger PLUS were linked to just one underlying index.

●The Trigger PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

●Adjustments to the underlying indices could adversely affect the value of the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Trigger PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.